Exhibit 99.1

Travelzoo 590 Madison Avenue 37th Floor New York, NY 10022 Media Contact: Lisa Moore +1 (212) 484-4963 lmoore@travelzoo.com

FOR IMMEDIATE RELEASE
Travelzoo Reports Fourth Quarter 2012 Results
NEW YORK, January 24, 2013 — Travelzoo Inc. (NASDAQ: TZOO):

•	Revenue of $37.0 million, up 5% year-over-year

•	Net income of $3.8 million, down 42% year-over-year

•	Earnings per share of $0.24, compared to $0.40 in the prior-year period

•	Cash flow from operations of $13.0 million

Travelzoo Inc., a global Internet media company, today announced financial results for the fourth quarter ended December 31, 2012, with revenue of $37.0 million, an increase of 5% year-over-year. Operating income was $4.4 million, down 47% year-over-year. Net income was $3.8 million, with earnings per share of $0.24, down from $0.40 in the prior-year period. For the full year, revenue was $151.2 million, an increase of 2% year-over-year. GAAP operating income was $25.5 million, up 70% year-over-year. Non-GAAP operating income was $28.5 million, down 19% year-over-year. GAAP net income was $18.2 million, with earnings per share of $1.14, up from $0.20 in the prior-year period. Non-GAAP net income was $21.2 million, with earnings per share of $1.33, down from $1.42 in the prior-year period.

"During the fourth quarter of 2012 we continued to execute our strategy of increasing Travelzoo's reach, expanding our sales force and developing our products, particularly in the mobile and hotel categories," said Chris Loughlin, chief executive officer. "We are pleased with our progress: The Travelzoo® brand now reaches 26 million subscribers, Getaway sales accelerated, and in Europe our Travel business grew 23% year-over-year. We continue to see strong adoption of the Travelzoo brand on mobile; 33% of users now access our brand through mobile devices."

North America
North America business segment revenue increased 3% year-over-year to $26.5 million. Operating income for the fourth quarter was $3.4 million, or 13% of revenue, down from an operating income of $6.5 million, or 25% of revenue, in the prior-year period. The decrease in operating profit was a result of increased expenses related to sales force expansion and subscriber marketing.

Europe
Europe business segment revenue increased 10% year-over-year to $10.7 million. In local currency terms, revenue for the fourth quarter increased 8% year-over-year. Operating income was $969,000, or 9% of revenue, down from an operating income of $1.7 million, or 17% of revenue in the prior-year period. The decrease in operating income was a result of a increased expenses related to sales force expansion and subscriber marketing.

Subscribers
Travelzoo had a total unduplicated number of subscribers in North America and Europe of 22.5 million as of December 31, 2012, up 5% from December 31, 2011. In North America, total unduplicated number of subscribers was 16.1 million as of December 31, 2012, up 3% from December 31, 2011. In Europe, total unduplicated number of subscribers was 6.4 million as of December 31, 2012, up 10% from December 31, 2011.

Income Taxes
Income tax expense was $692,000, compared to $1.9 million in the prior-year period. The effective income tax rate was 16%, compared to 23% in the prior-year period.

Asset Management
During the fourth quarter 2012, Travelzoo generated $13.0 million of cash from operating activities. Accounts receivable increased by $286,000 over the prior-year period to $13.6 million. Accounts payable increased by $7.0 million over the prior-year period to $28.7 million. Capital expenditures were $698,000, up from $558,000 in the prior-year period. Travelzoo exited the fourth quarter with $61.2 million in cash and cash equivalents.

Conference Call
Travelzoo will host a conference call to discuss fourth quarter results at 11:00 a.m. ET today. Please visit http://www.travelzoo.com/earnings to

•	download the management presentation (PDF format) to be discussed in the conference call;

•	access the webcast.

About Travelzoo
Travelzoo Inc. is a global Internet media company. With more than 26 million subscribers in North America, Europe, and Asia Pacific and 25 offices worldwide, Travelzoo® publishes deals from more than 2,000 travel and entertainment companies. Travelzoo’s deal experts review offers to find the best deals and confirm their true value. In Asia Pacific, Travelzoo is independently owned and operated by Travelzoo (Asia) Ltd. and Travelzoo Japan K.K. under a license agreement with Travelzoo Inc.

Certain statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. These forward-looking statements may include, but are not limited to, statements about our plans, objectives, expectations, prospects and intentions, markets in which we participate and other statements contained in this press release that are not historical facts. When used in this press release, the words “expect,” “predict,” “project,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” “seek” and similar expressions are generally intended to identify forward-looking statements. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including changes in our plans, objectives, expectations, prospects and intentions, and other factors discussed in our filings with the SEC. We cannot guarantee any future levels of activity, performance or achievements. Travelzoo undertakes no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this press release. Travelzoo and Top 20 are registered trademarks of Travelzoo Inc. All other company and product names mentioned are trademarks of their respective owners.

Travelzoo Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share amounts)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2012	2011	2012	2011
Revenues	$37,028	$35,156	$151,168	$148,342
Cost of revenues	4,073	3,680	15,745	13,283
Gross profit	32,955	31,476	135,423	135,059
Operating expenses:
Sales and marketing	18,489	13,921	68,242	65,490
General and administrative	10,109	9,380	38,692	34,547
Unexchanged promotional merger shares	—	—	3,000	20,000
Total operating expenses	28,598	23,301	109,934	120,037
Income from operations	4,357	8,175	25,489	15,022
Other income	92	197	309	302
Income before income taxes	4,449	8,372	25,798	15,324
Income taxes	692	1,944	7,600	12,005
Net income	$3,757	$6,428	$18,198	$3,319
Net income per share:
Basic	$0.24	$0.40	$1.15	$0.20
Diluted	$0.24	$0.40	$1.14	$0.20
Weighted Average Shares:
Basic	15,659	15,962	15,866	16,315
Diluted	15,659	16,026	15,901	16,414

Travelzoo Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	December 31, 2012	December 31, 2011
Assets
Current assets:
Cash and cash equivalents	$61,169	$38,744
Accounts receivable, net	13,626	13,340
Income taxes receivable	6,682	3,625
Deposits	389	278
Prepaid expenses and other current assets	2,260	2,123
Deferred tax assets	2,194	1,754
Total current assets	86,320	59,864
Deposits, less current portion	1,107	776
Deferred tax assets, less current portion	1,710	344
Restricted cash	3,396	3,103
Property and equipment, net	4,314	3,557
Intangible assets, net	986	704
Total assets	$97,833	$68,348
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$28,695	$21,731
Accrued expenses	11,993	6,311
Deferred revenue	2,698	2,168
Deferred rent	280	114
Income tax payable	—	279
Total current liabilities	43,666	30,603
Long-term tax liabilities	10,030	2,225
Deferred rent, less current portion	798	761
Total liabilities	54,494	33,589
Common stock	163	164
Treasury stock	(7,898)	(15,123)
Additional paid-in capital	8,863	7,656
Accumulated other comprehensive loss	(737)	(1,422)
Retained earnings	42,948	43,484
Total stockholders’ equity	43,339	34,759
Total liabilities and stockholders’ equity	$97,833	$68,348

Travelzoo Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2012	2011	2012	2011
Cash flows from operating activities:
Net income	$3,757	$6,428	$18,198	$3,319
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	683	671	2,539	2,725
Deferred income taxes	(2,174)	(546)	(2,178)	(337)
Stock-based compensation	307	187	1,207	750
Provision for losses on accounts receivable	46	76	162	52
Tax benefit from exercise of stock options	—	—	—	(268)
Net foreign currency effects	1	58	(4)	81
Changes in operating assets and liabilities:
Accounts receivable	1,784	576	(285)	(146)
Deposits	(24)	(99)	(406)	(667)
Income tax receivable	3,351	(1,061)	5,171	(3,093)
Prepaid expenses and other current assets	328	188	87	(584)
Accounts payable	5,211	4,620	6,403	12,074
Accrued expenses	(630)	(4,737)	5,568	256
Deferred revenue	190	585	513	853
Deferred rent	25	30	45	209
Income tax payable	(1)	(15)	(285)	(369)
Other non-current liabilities	156	117	(35)	776
Net cash provided by operating activities	13,010	7,078	36,700	15,631
Cash flows from investing activities:
Purchases of restricted cash	(272)	—	(272)	—
Purchases of intangible asset	(677)	—	(677)	—
Purchases of property and equipment	(698)	(558)	(2,744)	(2,460)
Net cash used in investing activities	(1,647)	(558)	(3,693)	(2,460)
Cash flows from financing activities:
Cash used in purchase of common stock	(7,898)	—	(11,509)	(15,124)
Proceeds from exercise of stock options	—	—	—	40
Tax benefit of stock option exercises	—	—	—	268
Net cash used in financing activities	(7,898)	—	(11,509)	(14,816)
Effect of exchange rate on cash and cash equivalents	70	(209)	927	(795)
Net increase (decrease) in cash and cash equivalents	3,535	6,311	22,425	(2,440)
Cash and cash equivalents at beginning of period	57,634	32,433	38,744	41,184
Cash and cash equivalents at end of period	$61,169	$38,744	$61,169	$38,744
Supplemental disclosure of cash flow information:
Cash paid (received) for income taxes, net	$(631)	$3,453	$4,937	$15,025

Travelzoo Inc.
Segment Information
(Unaudited)
(In thousands)

Three months ended December 31, 2012	North America	Europe	Elimination	Consolidated
Revenue from unaffiliated customers	$26,373	$10,655	$—	$37,028
Intersegment revenue	157	102	(259)	—
Total net revenues	26,530	10,757	(259)	37,028
Operating income	$3,387	$969	$—	$4,356
Three months ended December 31, 2011	North America	Europe	Elimination	Consolidated
Revenue from unaffiliated customers	$25,500	$9,656	$—	$35,156
Intersegment revenue	124	42	(166)	—
Total net revenues	25,624	9,698	(166)	35,156
Operating income	$6,504	$1,671	$—	$8,175
Twelve months ended December 31, 2012	North America	Europe	Elimination and Other (a)	Consolidated
Revenue from unaffiliated customers	$108,788	$42,380	$—	$151,168
Intersegment revenue	728	143	(871)	—
Total net revenues	109,516	42,523	(871)	151,168
Operating income	$21,481	$7,008	$(3,000)	$25,489
Twelve months ended December 31, 2011	North America	Europe	Elimination and Other (a)	Consolidated
Revenue from unaffiliated customers	$108,549	$39,793	$—	$148,342
Intersegment revenue	466	134	(600)	—
Total net revenues	109,015	39,927	(600)	148,342
Operating income	$30,110	$4,912	$(20,000)	$15,022

(a)	Includes a charge related to unexchanged promotional merger shares for the twelve months ended December 31, 2012 and December 31, 2011.

Travelzoo Inc.
Reconciliation of GAAP to Non-GAAP Measures
(Unaudited)
(In thousands, except per share amounts)
	Twelve months ended
	December 31,
	2012	2011
GAAP operating income	$25,489	$15,022
Unexchanged promotional merger shares (a)	3,000	20,000
Non-GAAP operating income	$28,489	$35,022

GAAP net income	$18,198	$3,319
Unexchanged promotional merger shares (a)	3,000	20,000
Non-GAAP net income	$21,198	$23,319

Diluted net Income per share	$1.14	$0.20
Unexchanged promotional merger shares (a)	0.19	1.22
Non-GAAP diluted net income per share	$1.33	$1.42

(a) Includes a charge related to unexchanged promotional merger shares of $20.0 million and $3.0 million for the twelve months ended December 31, 2011 and 2012, respectively.